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                                                                   Exhibit 10.67

                                                                  EXECUTION COPY

                            INDEMNIFICATION AGREEMENT

     This Indemnification Agreement (this "Agreement") is made as of the 7th day of December, 2005.

     BY AND BETWEEN

     BASA Holding Iberia, S.L.U., a company incorporated under the laws of Spain ("BHI");

     Clearwire Corporation, a corporation organized under the laws of the State of Delaware ("Parent"); and

     Clearwire Europe S.a.r.l., a limited liability company organized under the laws of Luxembourg and an indirect subsidiary of Parent ("Clearwire").

     BHI, Parent and Clearwire shall be jointly referred to as the "Parties" and each of them, individually, as a "Party".

                                    RECITALS

     WHEREAS, concurrently with the execution of this Agreement, BHI, Clearwire and Banda Ancha S.A., a company incorporated under the laws of Spain (the "Company"), have entered into that certain Investment Agreement (the "Investment Agreement"), pursuant to which Clearwire has subscribed for 51% of the Company's share capital, and BHI is providing certain representations and warranties as a condition to such purchase.

     WHEREAS, concurrently with the execution of this Agreement, the Parties have entered into securities purchase agreement (the "Purchase Agreement"), pursuant to which Clearwire is purchasing 100% of the share capital of the Company held by BHI as of the closing ("Company Shares") from BHI, who is providing certain representations and warranties as a condition to such purchase. Capitalized terms not otherwise defined herein or in the Exhibits hereto shall have the meanings set forth in the Purchase Agreement.

     WHEREAS, to induce Clearwire to make the investment in the Company and to purchase the share capital of the Company from BHI, and as a condition thereto, BHI is willing to provide the indemnities to Parent and Clearwire set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the Parties agree to enter into this Agreement pursuant to the following:

                     ARTICLE 1. INDEMNIFICATION OBLIGATIONS

     SECTION 1.1 BHI'S INDEMNIFICATION. BHI shall be liable towards Clearwire, Parent, Clearwire International, LLC and the Company and their respective successors and assigns

INDEMNIFICATION AGREEMENT (FINAL)

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(together, the "Indemnified Parties") and shall be bound to indemnify the
Indemnified Parties in full against and hold it harmless from (subject to the provisions below) any Damages of or to any Indemnified Party arising out of or resulting from:

          (a) any misrepresentation, inaccuracy or omission contained in the Representations and Warranties in the Purchase Agreement (including Schedule A thereto), the Investment Agreement or the Shareholders Agreement or a breach of any covenant contained in any of the foregoing;

          (b) all liabilities of the Company set forth on Exhibit A regardless whether such liabilities exceed the amounts estimated on Exhibit A and regardless whether such liability is disclosed on the disclosure schedule attached to the Purchase Agreement ("Identified Liabilities");

          (c) any adverse effect on the assets or activities of the Company and/or the Transactions (other than any adverse effects solely on the reputation and goodwill of the Company) resulting from claims against the Company, BHI or any of the other Indemnified Parties arising out of or related to (i) the suspension of payments of RSL, (ii) the possible rescission or breach of agreement reached with RSL's creditors, (iii) in general, the insolvency of RSL, or (iv) the possible challenge of the share capital reduction and subsequent share capital increase resolved by the Company on August 5, 2005, pursuant to which Telvent ceased to be a shareholder of the Company;

          (d) all labor, Social Security and other obligations to be undertaken or amounts to be paid by the Company to or in relation to employees other than those mentioned in Section 21 of the Disclosure Schedule, who, due to acts or circumstances prior to Closing (as defined under the Investment Agreement), are entitled to be regarded as employees of the Company, provided, however, that any obligation to indemnify shall terminate if in the term of two month as from the date on which the relevant employee is declared to be an employee of the Company, the same is not terminated;

          (e) any liabilities of the Company as a consequence of the Company being considered as jointly and severally liable with RSL, BHI or their Affiliates (other than the Company) for the unfulfilled labor and Social Security obligations arising from acts prior to Closing.

          (f) all liabilities of the Company set forth on Exhibit B regardless whether such liabilities exceed the amounts estimated on Exhibit B and regardless whether such liability is disclosed on the disclosure schedule attached to the Purchase Agreement ("Scheduled Liabilities").

     SECTION 1.2 TERM. BHI's liability shall be extinguished:

          (a) with respect to claims pursuant to Section 1.1(a) and Section 1.1(f)(items 1, 3 and 5 of Exhibit B only) on the second anniversary of the Closing; provided, however, claims with respect to Representations and Warranties in Schedule A of the Purchase Agreement regarding tax, labour, social security, or environmental nature shall continue until the earlier of the fourth anniversary of the Closing or the lapse of the applicable statute of limitations;


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          (b) with respect to claims pursuant to Section 1.1(b), on the date of payment thereof by BHI following final determination of such Identified Liabilities (after taking into account BHI's obligations hereunder) or upon the date any such Identified Liability is extinguished;

          (c) with respect to claims pursuant to Section1.1(c), on the fourth anniversary from the date on which the agreement between RSL and all of its creditors becomes firm and non challengeable;

          (d) with respect to claims pursuant to Section 1.1(d), Section 1.1(e) and Section l.l(f)(items 2, 6 and 7 of Exhibit B), until the earlier of the fourth anniversary of the Closing or the lapse of the applicable statute of limitations; and

          (e) with respect to claims pursuant to Section 1.1(f)(item 4 of Exhibit B), on the twenty-one month anniversary of the Closing.

          (f) Notwithstanding the foregoing, claims pursuant to Section 1.1 shall not be extinguished so long as the Indemnified Party sends notice to BHI informing BHI of the existence, nature and full details of a claim, including estimated amount, prior to the expiration of the applicable time period described above.

     SECTION 1.3 LIMITATION ON LIABILITY. Notwithstanding anything herein to the contrary, with respect to any Damages arising out of Section 1.1(a), Section 1.1(d), Section 1.1(e) and Section 1.1(f) only:

          (a) BHI shall not be liable for any Damages unless and until all Damages, in the aggregate, collectively exceed E250,000 (the "Deductible"), following which BHI shall be liable for all Damages. No single item of Damages may be used in the calculation of the Deductible unless and until such item of Damages exceeds the sum of E25,000; provided, however, if the Deductible is met, BHI shall be liable for all Damages regardless if they exceed E25,000.

          (b) In no event shall BHI be liable for Damages in excess of $23,750,000, as adjusted by the Negative Adjustment, if applicable, in the aggregate.

          (c) The limitations of liability set forth in this Section 1.3 shall not apply to any Damages arising under Section 1.1(b) or Section 1.1(c).

     SECTION 1.4 NO LIABILITY IF LOSS IS OTHERWISE COMPENSATED FOR.

          (a) No liability shall attach to BHI pursuant to Section 1.1 to the extent that the same loss has been recovered by the Indemnified Parties under any other Warranty or term of this Agreement or any other document entered into pursuant hereto and accordingly the Indemnified Parties may only recover once in respect of the same loss. An Indemnified Party may not recover Damages to the extent another Indemnified Party has already recovered for the same item of Damages. Notwithstanding anything to the contrary herein, a claim for indemnification pursuant to this Indemnification Agreement shall not be adversely affected, impaired, diminished or barred by the fact that the Indemnified Parties had knowledge of the


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facts giving rise to such claim as of the date of the Closing of the Investment
Agreement (the "Closing Date").

          (b) In calculating the liability of BHI for any reason provided for in
Section 1.1 there shall be taken into account to reduce such liability the amount by which:

               (i) any taxation for which any Indemnified Party is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to such liability;

               (ii) taxes which have been overpaid are then returned to the
                    Company as a result of the matter giving rise to such liability; and

               (iii) the Indemnified Party has already received compensation for such liability, or such liability has been reduced or terminated by a third party, applicable law or for any other reason.

          (c) After the Closing, the Company will prepare a balance sheet dated as of the Closing Date, in accordance with Spanish GAAP and will cause the balance sheet to be audited and certified by independent public accountants selected by the Company (the "Closing Balance Sheet"). In the event that the amount of any liability (other than Identified Liabilities, the Actual 38 Tax Liability, the 3.5 Tax Liability and liabilities not included in the Financial Statements) identified on the Closing Balance Sheet as fully and finally paid by the Company ("Satisfied Liability") is less than the amount accrued for such liability in the Closing Balance Sheet (the "Accrued Liability"), then the amount of such difference shall be added to an offset allowance to be maintained by the Company (the "Offset Allowance"). At the time that any Damages become due and payable by BHI to any Indemnified Party under this Agreement, BHI may elect to offset the amount of the Offset Allowance then outstanding against the amount of such Damages. If BHI breaches its obligations under this Agreement and once the amount of the Damages has been finally determined, the Company may elect to offset the amount of the Offset Allowance then outstanding against the amount of such Damages. After any such election by BHI or the Company, the amount of the Offset Allowance shall be reduced by the amount of the offset against Damages. To the extent that the Offset Allowance increases after the date in which Damages under this Agreement become due and payable by BHI, whether or not actually paid, the Offset Allowance shall not be available with respect to such claim, but the increased amount shall be available for future claims arising under this Agreement thereafter.

          (d) With respect to any tax liability of the Company (other than the Actual 38 Tax Liability and the Actual 3.5 Tax Liability) (the "Qualified Tax Liability"), such Qualified Tax Liability shall not ripen into an indemnification obligation if the Company is permitted under applicable law to use tax credits of the Company from the tax loss carry-forwards existing on the Closing Date ("Existing Tax Credits") to offset such Qualified Tax Liability and a sufficient amount of such Existing Tax Credits remain available for the Company to use to offset such Qualified Tax Liability.

          (e) The following items shall not give rise to any indemnification obligations pursuant to this Agreement: (i) any VAT taxes that become due and payable by the Company


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resulting from transactions occurring prior to Closing for which the Company is reimbursed, compensated or allowed to compensate; (ii) any failure of the franchisees of ALO (as defined in the Purchase Agreement) to fully pay the notes payable to ALO transferred to the Company pursuant to the Purchase Agreement; and (iii) any claims regarding the Tax Appeals (as defined in the Purchase Agreement) which are governed by Section 1.4 of the Purchase Agreement.

     SECTION 1.5 RECOVERY FROM INSURERS AND OTHER THIRD PARTIES

          (a) If, in respect of any matter which would give rise to a claim under the provisions in Section 1.1, the Indemnified Parties are entitled to claim under any policy of insurance, then no such matter shall be the subject of a claim under this Article 1 unless and until the appropriate entity shall have made a claim against its insurers and used all reasonable efforts to pursue such claim, and any such insurance claim shall then extinguish or reduce by the amount so recovered any such claims under this Agreement. Nothing in this
Section 1.5 shall require any Indemnified Party to carry any insurance policy.

          (b) If BHI pays at any time to any Indemnified Parties an amount under any provision of this Agreement and the Indemnified Party recovers from some other person any sum in respect of any matter giving rise to such claim, the Indemnified Party shall repay to BHI the lesser of (i) the amount paid by BHI to the Indemnified Party, and (ii) the sum (including interest (if any)) actually recovered from such other person less the reasonable costs and expenses incurred by such Indemnified Party in pursuit of such sum. BHI shall have the right to request that such Indemnified Party validly assign all of its rights in relation to the relevant claim to BHI in a manner which entitles BHI to the same benefits in respect of such rights as such Indemnified Party had, which request the Indemnified Party may not unreasonably deny. In the event BHI requests the assignment of rights, the Indemnified Party will not be liable for any of the following: (V) the existence and legality (legitimidad) of the assigned credit;
(W) the credit-standing of the debtors; (X) the amount of the price consideration received by BHI, if any; (Y) the costs referred to in section 1 of article 1518 of the Spanish Civil Code incurred by BHI; or (Z) other Damages which BHI may suffer.

          (c) If any amount is repaid to BHI by an Indemnified Party or recovered by BHI from any other person pursuant to Section 1.5(b), an amount equal to the amount so repaid or recovered shall be deemed never to have been paid by BHI for the purposes of calculating BHI's total aggregate liability under Section 1.3 above.

     SECTION 1.6 ACTS OF PURCHASER. No claim pursuant to Section 1.1(b) shall lie against BHI under or in relation with this Agreement to the extent that such claim is solely attributable to the affirmative actions of Clearwire or any of its Affiliates arising solely on or after Closing, provided that neither Clearwire or any of its Affiliates shall have an affirmative obligation to take any actions with respect to the Identified Liabilities.

                              ARTICLE 2. PROCEDURE

     SECTION 2.1 NOTICE OF CLAIM. Promptly after the applicable Indemnified Party becoming aware of a claim pursuant to Section 1.1 which could give rise to an indemnification obligation for BHI in accordance with the provisions of this Agreement, such Indemnified Party


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shall promptly serve notice of such claim on BHI ("Claim Notice"), attaching such documentation, in sufficient detail, as is then available and may be relevant for BHI to evaluate the claim and providing such information as BHI may reasonably request.

     SECTION 2.2 THIRD PARTY CLAIMS. With regards to the assertion, claim, or the commencement of any action, suit, or proceeding by a third party which is not an affiliate of any party hereto (a "Third Party Claim"), the Parties will act as follows:

          (a) The Indemnified Party shall promptly notify in writing to BHI any claim, or the commencement of any action, suit, or proceeding by a third party, and in any event before one third of the term granted to answer from the date of receipt of notice of the Third Party Claim by the Indemnified Party (the "Relevant Term") has elapsed. Failure to serve the Claim Notice according with the provisions of this Section will release any responsibility of BHI that might result from the Third Party Claim that was not duly notified.

          (b) BHI shall have a maximum of fifteen (15) calendar days from the date of the Claim Notice to respond in writing to the applicable Indemnified Party as to whether or not it accepts the Third Party Claim (which acceptance for purposes of this Agreement, shall mean that BHI thereby indemnifies the Indemnified Parties against any and all Damages related thereto), unless the nature of the Third Party Claim requires any answer to be made within a shorter time. In any event BHI shall accept or reject the Third Party Claim before two thirds of the Relevant Term have elapsed.

          (c) Should BHI accept the Third Party Claim, it will inform the applicable Indemnified Parties within the period referred to in paragraph (b) above as to whether it wishes to oppose the Third Party Claim or not. Failure by BHI to state their position on the Third Party Claim after the end of the relevant period shall be taken as rejection of the Third Party Claim.

          (d) Should BHI accept the Third Party Claim and decide, with respect to the relevant third party, to oppose it:

               (i) The applicable Indemnified Parties shall make available to BHI whatever documentation in their possession that may be necessary for the defence, providing the necessary cooperation and assistance for proper defence against the Third Party Claim.

               (ii) Subject to the provisions of paragraph (iii) below, BHI shall have the right to conduct the representation and legal defence of the Company, and shall be responsible for all reasonable judicial and extra-judicial expenses (including any fees of lawyers and procurators "procuradores") arising from any defended action or administrative action taking place due to the said Third Party Claim and in which any Indemnified Party is involved.

               (iii) In any event, the Indemnified Parties shall have the right to engage, at its expense, its own legal advisors, which shall then be kept completely and promptly informed, although it shall be understood that the defence and legal representation of the Company shall be handled by BHI in all cases except for those referred to under paragraph (iv) below. BHI shall, in all cases, consult with the Indemnified Parties and their respective legal advisors in respect of any major decision.


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               (iv) Notwithstanding paragraphs above, the applicable Indemnified
Parties shall have the right to assume and conduct the defence and the legal representation of the Company with regards to the third party claims if BHI fails to expressly agree in writing delivered to the applicable Indemnified
Party that BHI shall be solely obligated to satisfy and discharge the relevant Third Party Claim. In this case the defence and legal representation with regards to the Third Party Claim shall be handled by the applicable Indemnified Party. In all cases, the party managing the case shall act in good faith and shall use it best efforts to protect the position of the Company. The party managing the case will consult with BHI and/or the applicable Indemnified Parties, as the case may be, and their legal advisors in respect of any major decision. In this case, BHI shall be responsible for all reasonable judicial and extra-judicial expenses (including any fees of lawyers and procurators "procuradores") arising from any Indemnified Party's defence of the Third Party Claim to the extent BHI is responsible for such Third Party Claim.

               (v) If BHI has assumed the defence of any Third Party Claim, it shall not, without the prior written consent of the applicable Indemnified Party, consent to a private or judicial settlement of, or to the entry of any judicial proceedings arising from any such Third Party Claim which (a) does not include as an unconditional term thereof complete release of the Indemnified Parties in respect of such Third Party Claim; or (b) grants any injunctive or equitable relief.

          (e) If BHI accepts the Third Party Claim and decides not to oppose it, the Indemnified Parties will be free to act as they consider most diligent in order to defend themselves against the Third Party Claim without damaging the position of the Company. In this case, the settlement by any Indemnified Party of any said Third Party Claim, will require the prior written consent of BHI, which shall not be unreasonably withheld or delayed.

          (f) IF BHI rejects the Third Party Claim, the Indemnified Parties will be free to act as they consider most diligent in order to defend themselves against the Third Party Claim without damaging the position of the Company. Any settlement by any Indemnified Party of any Third Party Claim rejected by BHI will not require the prior written consent of BHI. Whether or not BHI is bound to indemnify the applicable Indemnified Party and the amount of the Damages shall be settled pursuant to Section 4.4.

     SECTION 2.3 ENFORCEMENT OF THE INDEMNIFICATION OBLIGATION WITH REGARDS TO INTER-PARTY CLAIMS. Should any Indemnified Party have to claim liabilities from BHI, based on any of the events mentioned in Section 1.1 or on a breach of any covenant or agreement, which are not triggered by a Third Party Claim (the "Inter-Party Claim"), the following procedure shall be applicable:

          (a) As soon as the Indemnified Party becomes aware of the existence of such event, it shall promptly serve written notice of such breach to BHI, with indication of the amount of the relevant Damages. Should BHI accept the Inter-Party Claim, it shall pay the full amount thereof in accordance with
Section 3.1.

          (b) Any disputes as to the existence, validity or amount of the Inter-Party Claim shall be settled pursuant to Section 4.4.


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     SECTION 2.4 IDENTIFIED LIABILITIES. With regards to any Identified
Liabilities, BHI shall have the right to conduct the representation and legal defence of the Company (including any extra-judicial negotiations), and shall be responsible for all reasonable judicial and extra-judicial expenses (including any fees of lawyers and procurators "procuradores") arising from any defended action or administrative action taking place due to the said Identified Liabilities. The applicable Indemnified Parties shall make available to BHI whatever documentation in their possession that may be reasonably necessary for the defence, providing the necessary cooperation and assistance for proper defence in connection with the Identified Liability. Notwithstanding anything in this Section 2.4 to the contrary, BHI must obtain the approval of the Company for any action to be taken by BHI with respect to any such Identified Liabilities, which approval shall not be unreasonably withheld, conditioned or delayed.

                              ARTICLE 3. REMEDIES.

     SECTION 3.1 SATISFACTION OF LIABILITIES. Upon final determination of BHI's liability to the applicable Indemnified Party for Damages (whether by a court of competent jurisdiction, binding arbitration or the agreement of the Parties), BHI shall satisfy its liability with respect to such Damages within 10 business days after the final determination in one, or a combination, of the following ways:

          (a) Pay an amount equal to such Damages to Clearwire in immediately available funds;

          (b) If the transactions contemplated by the Purchase Agreement have not closed and the Purchase Agreement has been terminated, then by a transfer to Clearwire of an amount of BHI's shares of capital stock in the Company equal to the Damages divided by the Fair Market Value of the Company;

          (c) If the transactions contemplated by the Purchase Agreement have not closed and the Purchase Agreement has not been terminated, then by an offset of the Purchase Price equal to the Damages at the Closing of the Purchase Agreement; provided, however, if the Purchase Agreement subsequently terminates, then BHI shall be required to immediately satisfy such Damages pursuant to subsection (a) or (b) above; and further provided that if the Purchase Agreement closes, BHI may, at its sole discretion, renounce to the offset of the Purchase Price and pay an amount equal to the Damages in cash; or

          (d) If the transactions contemplated by the Purchase Agreement have closed, then by A transfer to Clearwire of an amount of BHI's Clearwire Stock equal to the Damages divided by the Fair Market Value of the Clearwire Stock.

     For purposes of this Section 3.1, "Fair Market Value of the Company" means:
(a) for the period beginning on the date of the execution of this Agreement and ending twelve (12) months thereafter, E1.00 per share (as appropriately adjusted for any Recapitalization Event); (b) after such twelve (12) month period, the fair market value per share as determined by the internationally recognized investment banking firm selected as follows: (i) Clearwire shall initially propose a slate of three firms; and (ii) from such slate, BHI shall select the firm;


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provided, that, at the time of selection such firm shall not be an Affiliate of, or have a shareholder or banking relationship with, either Clearwire or BHI.

     For purposes of this Section 3.1, "Fair Market Value of the Clearwire Stock" means: (a) for the period beginning on the date of the execution of this Agreement and ending twelve (12) months thereafter, $5.00 per share (as appropriately adjusted for any Recapitalization Event); (b) after such twelve
(12) month period, (i) if Parent has sold shares of its Class A Common Stock (other than in a Disqualified Transaction (as defined in the Purchase Agreement) for cash to an unrelated third party within sixty (60) days prior to the determination of the Fair Market Value, the price at which the shares of Class A Common Stock were sold in the last such transaction occurring prior the determination of Fair Market Value; or (ii) in the event the provisions in paragraph (i) are not applicable, the fair market value per share price of the Clearwire Stock determined in good faith by Parent's board of directors. In no event shall the Fair Market Value be less than $5.00 per share (as appropriately adjusted for any Recapitalization Event) (the "Floor"); provided, however, if there is a third party equity financing transaction (other than a Disqualified Transaction) in which shares of Parent's Class A Common Stock are sold for an aggregate cash consideration of $25,000,000 or more at a per share price less than $5.00 per share (as appropriately adjusted for any Recapitalization Event), then the Floor shall be reduced to the price at which the New Shares are sold in such transaction, but in no event less than $2.50 per share (as appropriately adjusted for any Recapitalization Event). Notwithstanding the foregoing, no adjustment to the Floor shall be made if such adjustment to the Floor would trigger any adjustment under any anti-dilution rights in favor of any of Parent's stockholders or other security holders then outstanding.

     SECTION 3.2 SECURITY. As security for BHI's obligations set forth in this Agreement, BHI shall execute and deliver a pledge agreement at the Closing of the Purchase Agreement, in the form of Exhibit C attached hereto (the "Pledge Agreement").

                            ARTICLE 4. MISCELLANEOUS

     SECTION 4.1 ENTIRE AGREEMENT. This Agreement and the documents and other agreements referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

     SECTION 4.2 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Without limiting the foregoing, this Agreement, and BHI's obligations to indemnify Clearwire and the Company hereunder, shall survive any corporate transaction, including, without limitation, (a) any acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding Company Shares are exchanged for securities or other consideration issued, or caused to be issued, by the acquiror or its subsidiary (other than a mere reincorporation transaction), (b) a sale of all or


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substantially all of the assets of the Company, (c) the sale by Clearwire of all or any part of its Company Shares, or (d) any investment by a third party into the Company.

     SECTION 4.3 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the Kingdom of Spain, without reference to the choice of law principles thereof.

     SECTION 4.4 ARBITRATION. All disputes arising out of or in connection with the present contract shall be submitted to binding arbitration pursuant to the provisions of this Section and under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "ICC"). The arbitration shall be conducted in London, or another neutral location mutually agreeable to the Parties. The arbitration shall be conducted in English. The arbitration shall be conducted before a panel of three arbitrators, comprised of one arbitrator appointed by each party to the dispute and one neutral arbitrator appointed in accordance with the Rules of Conciliation and Arbitration of the ICC.

     SECTION 4.5 EXPENSES. Except as otherwise expressly provided in this Agreement, whether or not the transactions are consummated, the Parties shall bear their respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement. Notwithstanding the foregoing, if any Indemnified Party makes a claim that is legally determined to be without merit, then such Indemnified Party shall reimburse the reasonable legal fees incurred by BHI to defend such claim. For purposes of this Section 4.5, "without merit" shall mean a claim that is not well grounded in fact, or not warranted by existing law or a good faith argument for the extension, modification, or reversal of existing law, or interposed for any improper purpose, such as to harass or to cause unnecessary delay or needless increase in the cost of litigation.

     SECTION 4.6 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     SECTION 4.7 NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given or made (i) upon delivery if delivered personally (by courier service or otherwise), as evidenced by written receipt or other written proof of delivery (which may be a printout of the tracking information of a courier service that made such delivery), or (ii) upon confirmation of dispatch if sent by facsimile transmission (which confirmation shall be sufficient if shown by evidence produced by the facsimile machine used for such transmission), in each case to the applicable addresses set forth below (or such other address which either Party may from time to time specify):

          IF TO BHI:


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          Basa Holding Iberia, S.L.U.
          Doctor Zamenhof, 22
          28027 Madrid
          Attention: Managing Director
          Facsimile: 91 230 14 07

          With a copy to:

          Baker & McKenzie
          Paseo de la Castellana, 92
          28046 Madrid
          Attention: Maite Diez
          Facsimile: 91 391 51 49

          If to Clearwire or Parent:

          Clearwire Corporation, or
          Clearwire Europe S.a.r.l., as applicable
          5808 Lake Washington Blvd. Suite 300
          Kirkland, WA 98033
          Attention: Vice President, Legal Affairs
          Facsimile: (425) 216-7900

          With a copy to:

          Davis Wright Tremaine LLP
          2600 Century Square
          1501 Fourth Avenue
          Seattle, WA 98101
          Attention: Julie Weston
          Facsimile: 206-628-7699

     SECTION 4.8 ATTORNEYS' FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

     SECTION 4.9 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties. Notwithstanding the foregoing, an additional indemnitor may be added to this Agreement by a joinder, so long as such indemnitor is jointly and severally liable for the obligations of BHI hereunder.

     SECTION 4.10 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and


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

the balance of the Agreement shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms.

     SECTION 4.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written

                                        CLEARWIRE:

                                        CLEARWIRE EUROPE S.A.R.L.


                                        By: /s/ Nicolas Kauser
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


                                        BHI:

                                        BASA HOLDINGS IBERIA, S.L.U.


                                        By: /s/ Alejandro Rivas-Micoud
                                            ------------------------------------
                                        Title: Managing Director and Special PoA


                                        PARENT:

                                        CLEARWIRE CORPORATION


                                        By: /s/ Perry Satterlee
                                            ------------------------------------
                                        Title: Perry Satterlee, Co-President


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

                                    EXHIBIT A

                             IDENTIFIED LIABILITIES

All Damages arising out of:

1. The Tax Assessment of the Transfer Tax. (Impuesto de Transmisiones Patrimoniales or ITP) in connection with the administrative concession for the use of the spectrum for the 38 GHz band, amounting to 302,726.57 Euros, as described in Section 11(c) of the Disclosure Schedule.

2. Any penalty owed as a consequence of early termination of an Agreement for the Assignment of Lease Agreements of Sites dated March 2, 2001 with DIFUSIO DIGITAL SOCIETAT DE TELECOMUNICACIONES, S.A. (TRADIA). On March 22, 2004, the parties signed a settlement agreement which did not include the penalties for early termination of the lease agreements. The final amount of these penalties is unclear.

3. The litigation with former employees of the Company as described in Section 21(j) of the Disclosure Schedule.


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

                                    EXHIBIT B

                              SCHEDULED LIABILITIES

All Damages arising out of:

1. The existence of the foundation disclosed in Section 6 of the Disclosure Schedule.

2. The breach or default of (i) the Material Contracts as described in Sections 7(b) of the Disclosure Schedule, (ii) the Agreement with Comunidad Propietarios Plaza Castilla for site in Plaza Castilla 3, Madrid, and (iii) the breach or default under any of the contracts listed in Item 30 of Annex 7(a), in each case to the extent such amounts are not accrued as a liability in the Financial Statements.

3. The lack of, or default under, permits as described in Section 10(a) and (b) and Section 18(c) of the Disclosure Schedule, included Annexes 10(a) and 10(b); provided, however, if the Company does not use its reasonable best efforts to cause the Company to cure such defaults within 6 months after Closing, BHI shall have no liability for any Damages arising after the six-month anniversary of the Closing.

4. The right of the Ministry to call a public tender process to allow the spectrum covered by the Type C2 Individual License to be used by other operators if some areas are not covered within five years after the formalization of the license, as described in Section 11(b) of the Disclosure Schedule, except to the extent the public tender is called by the Ministry because the Company discontinued providing coverage after the Closing in a geographic area in which the Company's wireless network is providing coverage at Closing.

5. The lack of compliance by the Company with the Act 15/1999 on the Protection of Personal Data and its ancillary regulations, as described in Section 12 of the Disclosure Schedule, including, without limitation, any claims by third parties as a result of such lack of compliance; provided, however, if Clearwire does not use its reasonable best efforts to cause the Company to cure such lack of compliance within 6 months after Closing, BHI shall have no liability for any Damages arising after Closing as a consequence of a claim from any Governmental Authority.

6. The legal actions, proceedings, arbitrations, investigations, and disciplinary proceeding described in Sections 13(b), paragraph 1 and 2, of the Disclosure Schedule to the extent such amounts are not accrued as a liability in the Financial Statements.

7. The legal actions, proceedings, arbitrations, investigations, and disciplinary proceeding described in Sections 13(c) of the Disclosure Schedule (other than the amounts covered by Item #2 on Exhibit A hereto and the proceeding described in paragraph 6 of Section 13(c) of the Disclosure Schedule), to the extent such amounts are not accrued as a liability in the Financial Statements.

                                    EXHIBIT C

                                PLEDGE AGREEMENT


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